wytec INTERNATIONAL

April 20, 2018

Tina M. Bagley
19411 Desert Oak
San Antonio, Tx 78258

PERSONAL AND CONFIDENTIAL

RE: Separation and Release Agreement ("Agreement")

Dear Ms. Bagley,

As we have discussed, this letter will confirm resignation of your employment with Wytec International, Inc. ("WYTEC") effective April 27, 2018 ("Termination Date"). We are offering you a separation package that provides you certain benefits to assist you in your transition, if you accept the terms and conditions in this Agreement. **You have twenty-one (21) days to consider the terms and whether you will sign this Agreement and seven (7) days to revoke the Agreement after you sign it.**

If you sign this Agreement and do not revoke it, WYTEC will pay to you a Separation Payment of (6) six weeks salary. In addition, your health care benefits will continue for 6 months, of which (3) three months will be paid by the Company. The remaining (3) months will be paid by You to the Company on the first of each month. You will also receive (25,000) Twenty-Five Thousand Cashless Warrants with strike price of $5.00 with an expiration date of December 31, 2018. The Separation payment will be paid in accordance with WYTEC's normal payroll practices, including standard payroll deductions, and will be paid in exchange for the promises, releases and consideration provided by you in this Agreement; however, the payment will be due *no earlier* than eight (8) days after you sign and return this Agreement and only if you do not revoke this Agreement.

You agree that the Separation Payment(s) are sufficient consideration for the terms of the release and will be paid in full satisfaction of any and all claims you may have against WYTEC, its parents, affiliates, subsidiaries, owners, partners, investors, directors, officers, employees, trustees, agents, stockholders, representatives, insurance carriers and/or attorneys (the "Releasees"). With full understanding of the contents and legal effects of this Agreement, you individually and on behalf of your spouse, heirs, executors, dependents and successors, and each of them ("Releasors"), hereby knowingly and voluntarily waive and release any claim against the Releasees relating to salary, commissions, wages, benefits, severance pay, bonuses, sick leave, holiday pay, vacation pay, personal injury, insurance, demands, rights, liens, agreements, contracts, covenants, causes of action, attorneys' fees, damages or any other alleged liability arising out of or in any way connected with any claim or controversy arising out of or relating to this Agreement, your employment relationship with WYTEC, your separation from

employment, and any other transaction, occurrence act or omission prior to the date of this Agreement between you and the Releasees.

This release also includes any cause of action you may have based on public policy, claims involving discrimination or harassment of any form (including, without limitation, sex, race, national origin, age, religion or disability), or retaliation. This release further covers any claim you may have under the Equal Pay Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Texas Civil Rights Act, the Americans with Disabilities Act, Texas Workers Compensation Statute, Chapter 440 or any other similar federal state of local law or regulation and any claim for salary, wages, commissions, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefits. However, this Agreement does not restrict your ability to challenge this Agreement's compliance with the Older Workers Benefit Protection Act, if applicable, release any claim which by law or regulation may not be waived or file an administrative charge with the EEOC if the filing of such charge cannot be prohibited by law or public policy.

You **knowingly and voluntarily** waive any possible rights or claims you may have against WYTEC under the **Age Discrimination in Employment Act** and similar state or local statute, and you understand and agree that:

> (1) **This waiver is written in a manner that you understand; (2) you are not waiving any claims against WYTEC that may arise after this Agreement is executed; (3) WYTEC does not typically pay consideration such as the Separation Payments; (4) the Separation Payments are in addition to any other consideration or benefits owed to you by WYTEC; (5) you are being advised in writing that you have the right and have had the opportunity to consult with an attorney of your choice regarding the terms of this Agreement; (6) you have Twenty-one days to consider the terms of this Agreement and whether you will execute it; and (7) this Agreement will only become effective or enforceable if you execute it timely and do not revoke it during the seven day revocation period (any revocation must be hand delivered or via fax (210-404-9022) to WYTEC, 19206 Huebner Rd #202 San Antonio, Texas 78258. Attached as Exhibit A is additional information regarding this separation package.**

Additionally, you agree not to make derogatory or disparaging remarks regarding WYTEC, your employment or your separation of employment with WYTEC, unless compelled to do so by subpoena or court order following written notice to WYTEC. You understand, however, that none of the provisions of this Agreement require you to alter or change your testimony, if any should be required by subpoena or court order.

Except as required by applicable law, the terms and conditions of this Agreement shall remain confidential and you shall not respond to or participate in any public discussion or other publicity concerning or relating to your employment with, resignation or separation from WYTEC.

This Agreement is not an admission of liability by WYTEC or any other Releasees for any wrongdoing, nor shall it be construed as such.

Any claim or controversy arising out of or relating to this Agreement, your employment with, or separation of employment form WYTEC, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County, Texas.

This Agreement is governed by the laws of the State of Texas, without regard to conflict of laws/rules.

Please indicate your agreement to the foregoing terms by signed and dating the agreement in the space provided below. We wish you the best of luck in your future endeavors.

William H. Gray
CEO

ACCEPTED AND AGREED TO:

Tina M. Bagley

4/26/18
Date